EXHIBIT 99.1

NEWS RELEASE                        For immediate release
California Resources Corporation Announces a Joint Venture with Colony Capital to Invest up to $500 Million in Oil & Gas Properties

Los Angeles, July 23, 2019 - California Resources Corporation (NYSE: CRC) and Colony Capital, Inc. (NYSE: CLNY) through its energy investment management arm, Colony HB2 Energy (collectively, “Colony”), announced today that they have formed a strategic joint venture in which Colony has committed to fund $320 million for the development of CRC’s flagship Elk Hills field, located in the San Joaquin Basin. Subject to the mutual agreement of the parties, the total investment may be increased to $500 million.
The initial investment commitment will cover multiple development opportunities throughout the Elk Hills field and is intended to be invested over approximately three years in accordance with a pre-approved development plan consisting of approximately 275 wells. Colony will fund 100 percent of the development wells and will earn a 90 percent working interest. CRC’s working interest will revert from 10 to 82.5 percent upon Colony achieving an agreed upon return. Colony will also receive warrants to purchase up to 1.25 million shares of common stock with a $40 strike price upon funding their capital obligations.
Todd Stevens, President and CEO of CRC, noted, “We are pleased to partner with an outstanding investment firm like Colony and its partners to provide certainty of development of our large and high value inventory at Elk Hills, a very long-lived field. This is the largest joint venture capital commitment to date for CRC, and the terms reflect the sizable project inventory we have established at Elk Hills. This partnership also provides additional flexibility to aid in our deleveraging efforts through growing our production and cash flow.”
Tom Barrack, Chairman and CEO of Colony Capital, said, “Colony is delighted to form this strategic partnership with CRC to continue the development of this historic and world class field. This is also a milestone event in the establishment and growth of our new energy investment management platform, and there is no better partner than CRC and no better asset than Elk Hills with which to start.”
Peter Eichler, Managing Director of Colony Capital, added, “CRC’s operational expertise, technical understanding and substantial infrastructure in the San Joaquin Basin are unparalleled, and we look forward to building upon decades of profitable investment by CRC in the Elk Hills Field over the long-term.”
Forward Looking Statement Disclosure
This release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to future: financial position, liquidity, cash flows and results of operations; business prospects; transactions and projects; operating costs; operations and operational results including capital investment and expected VCI; and budgets.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe the assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. Factors (but not necessarily all the factors) that could cause results to differ include the factors discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at www.crc.com.
Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "target, "will" or "would" and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.
About Colony HB2 Energy and Colony Capital
Colony HB2 Energy, the energy investment management platform of Colony Capital, combines investment management expertise with a highly experienced technical and operating team to provide direct and unique investor access to oil and gas investment opportunities. Colony Capital,

Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $43 billion. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, traded and non-traded real estate investment trusts and registered investment companies. The Company has significant holdings in the healthcare, industrial and hospitality property sectors; Colony Credit Real Estate, Inc. and NorthStar Realty Europe Corp, which are both externally managed by subsidiaries of the Company; and various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in New York, Paris and London, and has over 400 employees across 17 locations in ten countries.
CRC Contacts:

Scott Espenshade (Investor Relations)	Margita Thompson (Media)
(818) 661-6010	(818) 661-6005
Scott.Espenshade@crc.com	Margita.Thompson@crc.com
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